Exhibit 11.1

                                PREMIUMWEAR, INC.
                        PER SHARE EARNINGS COMPUTATIONS

                                             Three Months Ended          Nine Months Ended
                                             ------------------          -----------------
                                           October 4,   October 5,    October 4,   October 5,
                                              1997         1996          1997         1996
                                           ----------   ----------    ----------   ----------
Primary Earnings Per Share:

   Weighted average number of common
     shares outstanding ................    2,319,000    2,060,000     2,306,000    2,051,000
   Common share equivalents from assumed
     exercise of options and warrants ..       39,000       97,000        38,000       59,000
                                           ----------   ----------    ----------   ----------
       Total shares ....................    2,358,000    2,157,000     2,344,000    2,110,000

       Net income ......................   $  159,000   $4,025,000    $  668,000   $7,112,000

       Net income per common and common
           equivalent share ............   $     0.07   $     1.87*   $     0.28   $     3.37*
                                           ==========   ==========    ==========   ==========

Fully Dilutive Earnings Per Share:

   Weighted average number of common
     shares outstanding ................    2,319,000    2,060,000     2,306,000    2,051,000
   Common share equivalents from assumed
     exercise of options and warrants ..       47,000      105,000        38,000      108,000
                                           ----------   ----------    ----------   ----------

       Total shares ....................    2,366,000    2,165,000     2,344,000    2,159,000

       Net income ......................   $  159,000   $4,025,000    $  668,000   $7,112,000

       Net income per common and common
           equivalent share ............   $     0.07   $     1.86*   $     0.28   $     3.29*
                                           ==========   ==========    ==========   ==========


Net income per common and common equivalent share is computed using the weighted average number of shares outstanding during each period. Common equivalent shares represent the dilutive effects of outstanding stock options using the treasury stock method and average market prices during the periods presented. The calculation of fully dilutive earnings per share uses the higher of the ending market price for the period or the average market price.

* Includes a one-time gain of $1.88 per share relating to the sale of trademarks and royalty earnings of $.16 per share for the three months ended October 5, 1996, and $3.19 and $.71 per share, respectively, for the nine months ended October 5, 1996.